Exhibit 12

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]

October , 2006	44046.00004

The Tocqueville Trust

The Tocqueville Alexis Trust

40 West 57th Street

New York, New York 10019

Re:	Reorganization of The Tocqueville Alexis Fund of The Tocqueville Alexis Trust into The Tocqueville Fund of The Tocqueville Trust

Ladies and Gentlemen:

We have acted as counsel to The Tocqueville Trust and The Tocqueville Alexis Trust (the “Trusts”), in connection with the reorganization of The Tocqueville Alexis Fund (the “Acquired Fund”), which is an investment portfolio of The Tocqueville Alexis Trust, into The Tocqueville Fund (the “Surviving Fund” and together with the Acquired Fund, the “Funds”), an investment portfolio of The Tocqueville Trust, in accordance with an Agreement and Plan of Reorganization and Liquidation (the “Plan”) adopted by the Boards of Trustees of the Trusts on August 8, 2006. Pursuant to the Plan, all of the then-existing assets of the Acquired Fund will be transferred to the Surviving Fund in exchange for: (i) the assumption of all the obligations and liabilities of the Acquired Fund by the Surviving Fund and (ii) the issuance and delivery to the Acquired Fund of full and franchised shares of the Surviving Fund’s shares of Class A Common Stock (the “Shares”), and such shares shall be distributed by the Acquired Fund pro rata to its shareholders upon its liquidation (the “Reorganization”). This opinion is furnished to you pursuant to sections 10.F and 11.D of the Plan. Capitalized terms used herein without definition which are defined in the Plan have the same respective meanings herein as therein.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as U.S. counsel to the Trusts in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Surviving Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(c)	the certificate attached to this opinion as Exhibit A.

The Tocqueville Trust

The Tocqueville Alexis Trust

October     , 2006

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.	That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Effective Time) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.	That all representations, warranties and statements made or agreed to by the Trusts on behalf of the Funds, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

The Reorganization will be a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

The Acquired Fund and the Surviving Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Surviving Fund in exchange for the Shares and the Surviving Fund’s assumption of the liabilities of the Acquired Fund.

The tax basis of the Acquired Fund’s assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the transaction.

The holding period of the assets of the Acquired Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Acquired Fund.

No gain or loss will be recognized by the Surviving Fund upon its receipt of all of the Acquired Fund’s assets and the assumption of its liabilities solely in exchange for the Shares.

No gain or loss will be recognized by the shareholders of the Acquired Fund upon their receipt of the Shares in exchange for their shares of the Acquired Fund.

The Tocqueville Trust

The Tocqueville Alexis Trust

October     , 2006

The basis of the Shares received by the shareholders of the Acquired Fund will be the same as their basis in the shares of the Acquired Fund surrendered in exchange therefor.

The holding period of the Shares received by the shareholders of the Acquired Fund will include the period that they held the Acquired Fund shares surrendered in exchange therefor, provided that such Acquired Fund shares are held by them as capital assets on the date of the exchange.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Trusts and their shareholders of the Acquired Fund, with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

The Tocqueville Trust

The Tocqueville Alexis Trust

October     , 2006

This opinion has been delivered to you for the purposes set forth in sections 10.F and 11.D of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP

OFFICER’S CERTIFICATE

I, _____________, hereby certify that I am the _____________ of The Tocqueville Trust and The Tocqueville Alexis Trust, and in connection with the Reorganization,1 as defined in the tax opinion issued by Paul, Hastings, Janofsky & Walker LLP to The Tocqueville Trust and The Tocqueville Alexis Trust, and dated October, __ 2006 (the “Opinion”), do hereby certify in such capacity, on behalf of The Tocqueville Trust and The Tocqueville Alexis Trust that, with respect to each of the Funds:

(a) The Acquired Fund and the Surviving Fund are parties to the Reorganization as described in the Opinion.

(b) In exchange for it’s property, the Acquired Fund receives solely voting stock of the Surviving Fund. In determining whether the exchange is solely for voting stock, the assumption by the Surviving Fund of the Acquired Fund’s liabilities is disregarded.

(c) The fair market value of the Surviving Fund stock received by each Acquired Fund shareholder will be approximately equal to the fair market value of the Acquired Fund stock surrendered in the exchange.

(d) There is no plan or intention by the shareholders of the Acquired Fund who own 5% or more of the Acquired Fund stock, and to the best of the knowledge of management of the Acquired Fund, there is no plan or intention on the part of the remaining shareholders of the Acquired Fund to sell, exchange, or otherwise dispose of a number of shares of the Surviving Fund stock received in the transaction that would reduce the Acquired Fund shareholders’ ownership of the Surviving Fund stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all the formerly outstanding stock of the Acquired Fund as of the same date. For purposes of this representation, shares of Acquired Fund stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of the Surviving Fund stock will be treated as outstanding Acquired Fund stock on the date of the transaction. Moreover, shares of Acquired Fund stock and shares of Surviving Fund stock held by Acquired Fund shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

(e) The Surviving Fund will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Acquired Fund immediately prior to the transaction. For purposes of this representation, amounts paid by the Acquired Fund to dissenters, amounts used by the Acquired Fund to pay its reorganization expenses, amounts paid by the Acquired Fund to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by the Acquired Fund immediately preceding the transfer will be included as assets of the Acquired Fund held immediately prior to the transaction.

[1]	All capitalized terms shall have the meaning defined in the Opinion, unless otherwise provided herein.

(f) The Surviving Fund has no plan or intention to reacquire any of its stock issued in the transaction.

(g) The Surviving Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a Surviving Fund subsidiary.

(h) The Acquired Fund will distribute the stock, securities, and other property it receives in the transaction, and its other properties, in pursuance of the Plan.

(i) The liabilities of the Acquired Fund assumed by the Surviving Fund and the liabilities to which the transferred assets of the Acquired Fund are subject were incurred by the Acquired Fund in the ordinary course of business.

(j) Following the transaction, the Surviving Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund’s historic business assets in a business.

(k) The Surviving Fund, the Acquired Fund, and the shareholders of the Acquired Fund will pay their respective expenses, if any, incurred in connection with the transaction.

(l) There is no intercorporate indebtedness existing between the Surviving Fund and the Acquired Fund that was issued, acquired, or will be settled at a discount.

(m) Each of the Surviving Fund and the Acquired Fund meet the following requirements: (i) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer, and (ii) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers. For purposes of this (m), if the Surviving Fund or the Acquired Fund holds stock in an investment company (including regulated investment companies and real estate investment trusts), then the Surviving Fund or the Acquired Fund, as applicable, shall be treated as holding its proportionate share of the assets held by such investment company.

(n) The Surviving Fund stock transferred to the Acquired Fund is not preferred stock. For purposes of the preceding sentence, preferred stock is stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent.

(o) The Surviving Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the Acquired Fund.

(p) The fair market value of the assets of the Acquired Fund transferred to the Surviving Fund will equal or exceed the sum of the liabilities assumed by the Surviving Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(q) No consideration has been received prior to the reorganization, either in a redemption of the Acquired Fund stock or in a distribution with respect to the Acquired Fund stock, whereby the consideration was received directly or indirectly from the Surviving Fund or a party related thereto.

(r) The Surviving Fund is entering into the reorganization for reasons germane to the continuance of the business.

(s) The Acquired Fund is not under the jurisdiction of a court in a Chapter 11 bankruptcy case or a receivership, foreclosure, or similar proceeding.

IN WITNESS WHEREOF, I have hereunto signed my name this ____ day of October, 2006.

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I, __________, ________________ of ______________________, do hereby certify that ____________ is the duly elected, qualified and acting ____________________ of The Tocqueville Trust and The Tocqueville Alexis Trust, and that the signature of ______________ set forth above is his true and genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name this ___ day of October, 2006.

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